[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.6

Amendment and Restatement to Agreements

This Amendment and Restatement (“Amendment”) to both the Asset Purchase Agreement (“APA”) and Nanotherapeutics License Agreement (“License Agreement”) is dated February 2, 2017, between XOMA Corporation (“XOMA”) and Nanotherapeutics, Inc. (“Nano”). Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the APA and License Agreement.

Seller and Buyer are parties to an APA dated November 4, 2015 and the License Agreement dated March 23, 2016; and

Nano wishes to exercise the Option to purchase the Optioned Assets under the APA; and The parties wish to amend and restate both the APA and the License Agreement.

Therefore, the parties agree as follows:

1.Exercise of Option. Nano exercises the Option, under Section 2.3 of the APA, effective as of the date of this First Amendment.

2.Amendments.

a.Article III of the APA is deleted in its entirety.

b.The definition of “Net Sales”, under Section 1 of the License Agreement, is amended and restated to include a new subparagraph (d), such that the definition now reads as follows:

“Net Sales” means the gross amounts invoiced by Buyer, its Affiliates, and any of its or their licensees or collaborators (each, a “Selling Party”) for the sale, transfer or other distribution of XOMA Derived Products to Third Parties, less the following deductions to the extent reasonable and customary and actually incurred, allowed, paid, accrued or specifically allocated in its financial statements, for:

(a)discounts (including trade, quantity and cash discounts), cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental  entities  or agencies, purchasers, reimbursers, any Third Party  (including  to  governmental entities or agencies, purchasers, reimbursers, customers,  distributors,  wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b)credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c)rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar  allowances granted by a Selling Party (including to governmental authorities, purchasers, reimburses, customers, distributors, wholesalers, and managed care organizations and  entities  (and  other  similar  entities  and institutions)) which effectively reduce the selling price or gross sales of the Product; and

(d)proceeds of the sale, assignment, license or other transfer of any priority review vouchers under the 21st Century Cures Act.

If non-monetary consideration is received by a Selling Party for any Product in a given country, Net Sales will be calculated based on the average price charged for such Product in such country, as applicable, during the preceding royalty period, or in the absence of such sales, transfers or other distributions, the fair market value of the Product in such country, as applicable, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties shall refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not, and has not in the past five (5) years been, an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. Net Sales shall be determined on, and only on, the first sale, transfer or other distribution by a Selling Party to a Third Party that is not a Selling Party.

c.Section 3.1 of the License Agreement is amended and restated to read as follows:

3.1 In consideration of the licenses granted in Article 2, Licensee shall make the payments set forth below in this Section 3.1:

(a)$1,620,000 payable in installments as set forth below:

1.$150,000 on or before March 31, 2017; and

2.$250,000 on or before the last business day of each subsequent calendar quarter (the first such payment due on or before June 30, 2017), until the balance of the $1,620,000 is paid in full.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.If Licensee makes a lump-sum payment of $1,500,000 on or before April 1st, 2017, the amount payable in this Section 3.1(a) will be deemed satisfied and no further monies will be due under this Section 3.1(a).

(b)$3,000,000 payable in installments as set forth below:

1.$250,000 within three Business Days of Licensee’s receipt of payment for achievement of “Proof of Efficacy” as agreed to by DoD and DTRA and defined under Milestone 5 (“MS 5”) under PROJECT AGREEMENT NO.: 01 signed on September 30, 2016 between Advanced Technology International and Nanotherapeutics, Inc.

2.$250,000 on or before the last business day of each subsequent calendar month until the balance of the $3,000,000 is paid in full.

(c)Quarterly Royalty Payments of 15% of Net Sales of XOMA Derived Products.

3.In the event that Nano fails to make any of the payments set forth in the amended and restated Section 3.1 of the License Agreement on or before the due dates set forth above, the license granted under the License Agreement shall immediately terminate on the due date, and Nano shall return all Optioned Assets and related materials to XOMA within [*].

4.XOMA rescinds the cease and desist demand outlined in its January 4th, 2017 letter to Nano.

5.XOMA will provide the Bot Antibody materials requested by Nano as soon as practicable, and will continue to support the Bot Antibody development so long as Nano continues to make License Fee payments as they come due.

6.Except as set forth in this First Amendment, the terms and condition of the APA and the License Agreement shall remain in full force and effect.

NANOTHERAPEUTICS, INC
By:	/s/ Prasad Raje
Name:	Prasad Raje
Title:	President & CEO

XOMA CORPORATION
By:	/s/ Jim Neal
Name:	Jim Neal
Title:	Chief Executive Officer

3

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.